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Exhibit 99
                                                Contact:  Kenneth M. Schwartz
                                                          K & F Industries, Inc.
                                                         (212) 297-0900

               K & F INDUSTRIES, INC. ANNOUNCES RECAPITALIZATION

NEW YORK - December 9, 2002 - K&F Industries, Inc. announced today that it intends to issue approximately $250 million of new Senior Subordinated Notes due 2010 pursuant to a Rule 144A offering. In addition, K&F intends to enter into a new $30 million revolving credit facility to replace its existing credit facility.

K&F intends to use the net proceeds of the note offering to effect a recapitalization of the Company, consisting in part of a repayment of its existing credit facility and the payment of a dividend on its outstanding capital stock.

The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors. The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy.

K & F Industries, Inc. is one of the world's leading manufacturers of aircraft wheels, brakes and brake control systems for commercial transport, military and general aviation aircraft, supplying approximately 20% of the worldwide market for these products. K & F is also the leading worldwide manufacturer of aircraft fuel tanks as well as a producer of aircraft iceguards, inflatable oil booms and other products made from coated fabrics for commercial and military applications.

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Notice to Recipients

Any market analysis or financial projection presented herein represents the subjective view of the Company. While estimates for future performance are based on assumptions which management believes are reasonable, no representation is made as to their accuracy. There can be no assurance that management's views are accurate or that management's projections will be realized.

Some statements and information contained herein are not historical facts, but are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or press releases. These forward-looking statements may be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "should" or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties. We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.